Exhibit 99.1

Pfizer Completes Acquisition Of Wyeth

NEW YORK--(BUSINESS WIRE)--October 15, 2009--Pfizer (NYSE: PFE) and Wyeth (NYSE: WYE) announced today that Pfizer has completed its acquisition of Wyeth following the receipt of regulatory approval from all government authorities required by the merger agreement and approval by Wyeth shareholders. Under the terms of the transaction, each outstanding share of Wyeth common stock has been converted into the right to receive $33 in cash (without interest) and 0.985 of a share of Pfizer common stock.

Effective as of the close of trading today, October 15, 2009, Wyeth common stock (NYSE: WYE) will cease trading.

Pfizer and Wyeth will begin joint operations tomorrow, October 16, 2009. The merger of local Pfizer and Wyeth entities may be pending in various jurisdictions and integration is subject to completion of various local legal and regulatory obligations.

Pfizer has appointed Computershare Trust Company as exchange agent and paying agent in connection with the merger. Wyeth registered shareholders with questions regarding payment for Wyeth common stock should contact Computershare Trust Company at (877) 745-9320 and outside the U.S., Canada and Puerto Rico at +1 (781)575-4336. Additional information will also be mailed to Wyeth registered shareholders. Wyeth shareholders who hold stock through a broker or bank should receive information regarding the conversion of their shares from the party holding their shares.

Pfizer Inc: Working together for a healthier world™

At Pfizer, we apply science and our global resources to improve health and well-being at every stage of life. We strive to set the standard for quality, safety and value in the discovery, development and manufacturing of medicines for people and animals. Our diversified global health care portfolio includes human and animal biologic and small molecule medicines and vaccines, as well as nutritional products and many of the world’s best-known consumer products. Every day, Pfizer colleagues work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. Consistent with our responsibility as the world’s leading biopharmaceutical company, we also collaborate with health care providers, governments and local communities to support and expand access to reliable, affordable health care around the world. For more than 150 years, Pfizer has worked to make a difference for all who rely on us. To learn more about our commitments, please visit us at www.pfizer.com

Wyeth is now a wholly owned subsidiary of Pfizer Inc. The merger of local Wyeth and Pfizer entities may be pending in various jurisdictions and integration is subject to completion of various local legal and regulatory obligations.

More information is available at www.pfizer.com.

Follow Pfizer on www.Twitter.com/pfizer_news.

CONTACT:
Pfizer
Media:
Joan Campion, 212-733-2798
Investor:
Suzanne Harnett, 212-733-8009